EX-28.d.4.k.1

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND LOOMIS, SAYLES & COMPANY, LP

Effective May 5, 2017

Amended effective as of June 1, 2022*

Funds of the Trust	Subadvisory Fees
Nationwide Loomis All Cap Growth Fund	0.425% on Subadviser Assets up to $500 million; and 0.400% on Subadviser Assets of $500 million and more

*	As approved at the Board of Trustees Meeting held on June 14-15, 2022.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By:	/s/ Christopher Graham
Name: Christopher Graham
Title: VP, CIO

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham
Name: Christopher Graham
Title: VP, CIO

SUBADVISER
LOOMIS, SAYLES & COMPANY, LP

By:	/s/ Kevin Charleston
Name: Kevin Charleston
Title: Chairman & CEO